Free Writing Prospectus
Filed Pursuant to Rule 433
Dated February 4, 2025
Registration Statement Nos. 333-262471 and 333-262471-04

**PRICING DETAILS** $1.75BN BMW Vehicle Owner Trust 2025-A (BMWOT 2025-A)

Joint Bookrunners: Wells Fargo Securities (str), RBC Capital Markets, and SMBC Nikko

Co-Managers: Barclays and HSBC

Class	Size($MM)	WAL*	S&P/Moody’s	P. WIN*	E. FIN*	L. FIN	BNCH	SPD	YLD%	CPN%	$PRICE
A-1	350.000	0.24	A-1+/P-1	01-05	07/25	02/26	ICUR	+ 9	4.401%	4.401%	100.00000
A-2a	306.250	0.95	AAA/Aaa	05-17	07/26	10/27	ICUR	+ 30	4.479%	4.43%	99.99235
A-2b	306.250	0.95	AAA/Aaa	05-17	07/26	10/27	SOFR30A	+ 30			100.00000
A-3	647.500	2.27	AAA/Aaa	17-39	05/28	09/29	ICUR	+ 38	4.608%	4.56%	99.99015
A-4	140.000	3.66	AAA/Aaa	39-46	12/28	12/32	ICUR	+ 43	4.707%	4.66%	99.99451
* Assumes 1.40% ABS to a 5% cleanup call

-TRANSACTION SUMMARY-

Size: $1.75BN
Format: SEC Registered
ERISA: Yes
Min Denoms: $1k x $1k
Ratings: S&P/Moody’s
Ticker: BMWOT 2025-A
First Payment Date: 03/25/2025
Exp. Settle: 02/12/2025
B&D: Wells Fargo

-MARKETING MATERIALS-

Preliminary Prospectus: Attached
Intex CDI: Attached
Intexnet Deal Name: wsbmwot25a Password: KA27

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BMW FS Securities LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the other documents BMW FS Securities LLC has filed with the SEC for more complete information about BMW FS Securities LLC, BMW Vehicle Owner Trust 2025-A and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, BMW FS Securities LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-645-3751.